Exhibit 99.1

Avista Capital Partners Completes Acquisition of Telular Corporation

NEW YORK, NY, and CHICAGO, IL, June 24, 2013—Avista Capital Partners and Telular Corporation (“Telular”) today announced that Avista Capital Partners has successfully completed its acquisition of Telular. Earlier today, Avista Capital Partners announced the completion of its tender offer for all outstanding shares of Telular common stock.

As previously announced, Joe Beatty has stepped down as chief executive officer of Telular in connection with the closing. Avista Capital Partners Industry Executive Allen Yurko will act as interim CEO while the Board of Directors conducts a search for a permanent successor and will serve as Chairman thereafter.

Mr. Yurko said, “I am very pleased to be joining Telular at this exciting time. In partnership with Avista, Telular will continue to pursue its plan for growth in the machine-to-machine communications sector. I look forward to working with Telular's strong existing management team to ensure that our customers continue to receive the very best service and solutions available. I would like to thank Joe Beatty for his leadership of Telular over the past five and a half years. As interim CEO, one of my most important priorities will be to help identify a successor who can build upon his vision.”

Brendan Scollans, Partner at Avista Capital Partners, said, “We are delighted to have completed this acquisition. Telular is an attractive, high growth company with a strong recurring revenue business model and leadership positions in the rapidly growing end markets of wireless security monitoring and home automaton, remote asset tracking, and industrial tank monitoring. As a platform company, Telular gives us the opportunity to leverage its expertise and scale in the machine-to-machine sector to pursue acquisitions in the company's current end markets as well as adjacent verticals. Avista is excited to support Telular during its next phase of growth.”

About Telular Corporation

Telular Corporation (NASDAQ: WRLS) provides remote monitoring and asset tracking solutions for business and residential customers, enabling security systems and industrial applications to exchange actionable information wirelessly, typically through cellular and satellite technology. With over 25 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta, Washington, D.C., and Miami. For more information, please visit www.telular.com.

About Avista Capital Partners

Avista Capital Partners is a leading private equity firm with over $5 billion under management and offices in New York, Houston and London. Founded in 2005, Avista’s strategy is to make controlling or influential minority investments in growth-oriented energy, healthcare, communications & media, industrials, and consumer businesses. Through its team of seasoned investment professionals and industry experts, Avista seeks to partner with exceptional management teams to invest in and add value to well-positioned businesses.

Media Contact for Telular:

Pam Benke

Telular Corporation

pbenke@telular.com

(678) 909-4616

Media Contacts for Avista Capital Partners:

James David or Jeffrey Taufield

Kekst and Company

james-david@kekst.com or jeffrey-taufield@kekst.com

(212) 521-4800